Exhibit 99.2n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial highlights”, “Experts” and “Financial statements” in the Registration Statement on Form N-2 (File No. 333-172676) (the “Registration Statement”) and the use of our reports for the Japan Smaller Capitalization Fund, Inc. for the fiscal years ended February 28, 2011, 2010 and 2009, February 29, 2008, and February 28, 2007, 2006 and 2005, which are incorporated by reference in the Registration Statement for the Japan Smaller Capitalization Fund, Inc.

ERNST & YOUNG LLP

New York, New York
June 8, 2011